EXHIBIT 99.1

Oakley Posts Record First Quarter Net Sales; Net Income Jumps 74 Percent

Company Raises Full Year Earnings Guidance

Conference Call - 4:30 p.m. EDT, Wednesday, April 20, 2005 - A simultaneous web cast for interested investors can be heard at Oakley's corporate web site: http://investor.oakley.com and will remain available through April 20, 2006. A telephonic replay of the call will be available from 6:00 p.m. EDT, Wednesday, April 20, through midnight April 27, 2005, and can be accessed from the United States and Canada at 888/266-2081 and from international locations at 703/925-2533; pass code: 685748.

 Selected Highlights

 -- First quarter net sales increase 10.2 percent to a first quarter record $141.8 million
 -- Earnings per share increase to $0.11 from $0.06 in first quarter 2004
 -- Gross sales of newer product categories increase 16.1 percent to a first quarter record $60.6 million on strength of
    international launch of OAKLEY THUMP(tm)
 -- Net sales through Oakley-owned retail stores grow 30.5 percent to $18.0 million
 -- Full year earnings guidance adjusted upward to a range of
    15 to 20 percent growth over 2004

FOOTHILL RANCH, Calif., April 20, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced results of its first quarter ended March 31, 2005.

First quarter net sales increased 10.2 percent, to $141.8 million, a first quarter record, compared with $128.6 million in the first quarter of 2004. Net income for the first quarter totaled $7.4 million, or $0.11 per diluted share, compared with net income of $4.2 million, or $0.06 per diluted share, earned in the first quarter of 2004.

Oakley Chief Operating Officer Link Newcomb commented, "Our strong first quarter results were fueled by solid sales growth in our newer categories, including the successful international launch of OAKLEY THUMP(tm) and the release of our new spring line of apparel and accessories. The quarter also benefited from additional sales of combat eyewear to the U.S. military and solid expense control.

"We approach the key sunglass selling season anticipating the launch of several outstanding new styles reflecting a new fashion design language that we believe will broaden the appeal of our sunglass product line. In addition, the second half of the year will feature the launch of RAZRWire(tm) -- the world's first Bluetooth-enabled sunglass -- developed jointly by Oakley and Motorola."

Newcomb concluded, "Based on our strong first quarter results and the expectations for our planned introductions, we now expect full year 2005 net sales growth near the upper end of our previously issued guidance of 10 to 15 percent and earnings growth in the high end of an increased range of 15 to 20 percent over 2004."

First Quarter Financial Analysis

Total first quarter U.S. net sales increased 8.8 percent to $67.0 million from $61.6 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $49.0 million, compared with $47.8 million in last year's comparable quarter. First quarter net sales at Oakley's retail locations increased 30.5 percent to $18.0 million and included a double-digit increase in comparable-store sales. At the end of the first quarter, the company operated 37 O Store(tm) locations, including one new store opened during the quarter, and 84 Iacon sunglass specialty stores, including one new store opened during the quarter. The company also announced today in a separate press release that its Iacon subsidiary had acquired five additional retail locations from one seller. At the end of last year's first quarter, the company operated 28 O Stores(tm) and 78 Iacon locations.

First quarter international net sales increased 11.5 percent to $74.8 million, compared with $67.1 million in last year's comparable period. Net sales grew in every region, fueled by the international launch of OAKLEY THUMP(tm) during the quarter. Double-digit increases occurred in Japan, Latin America, Asia, Canada and South Pacific. The weaker U.S. dollar accounted for 4.0 percentage points of international net sales growth.

Worldwide sunglass gross sales increased 7.5 percent in the first quarter to $68.7 million from $64.0 million in last year's first quarter. Sunglass unit shipments increased 4.8 percent worldwide, reflecting the introduction of new sunglass styles and increased sales to the U.S. military, offset by slight declines in older sunglass styles. The average selling price increased 2.6 percent, driven by the effect of a weak U.S. dollar on international sales, the strength of Oakley's retail store operations, a higher sales contribution from polarized styles that carry higher price points and a modest U.S. price increase on sunglasses which took effect January 1, 2005.

Combined first quarter gross sales of the company's newer categories, consisting of apparel, prescription eyewear, electronics, footwear and watches, grew 16.1 percent to a record $60.6 million. These sales accounted for 40.4 percent of total first quarter gross sales and were driven by the international launch of OAKLEY THUMP(tm) together with the successful spring release of the company's apparel and accessories lines.

The company's first quarter gross margin increased to 54.7 percent compared to 52.6 percent in last year's comparable period due to improved gross margins from the company's newer categories, the positive effect of a weaker U.S. dollar on the company's international operations, and the U.S. sunglass price increase. These positive factors were partially offset by a lower mix of sunglass and prescription eyewear sales, higher sales returns and increased inventory reserves.

First quarter operating expenses totaled $66.5 million, up 9.2 percent from last year's first quarter, and improved to 46.9 percent of net sales, compared with 47.4 percent of net sales in the comparable prior year quarter. The tax rate for the quarter was 34.0 percent, equal to last year's first quarter.

The company's order backlog as of March 31, 2005 was a record $85.6 million, up 12.6 percent compared with $76.0 million at the same time last year. Prebook orders from retailers for the company's fall apparel and footwear lines totaled $38.5 million at March 31, 2005, up 8.8 percent compared with $35.4 million at the same time last year.

Consolidated inventory totaled $121.0 million at March 31, 2005, compared with $115.1 million at December 31, 2004 and $104.3 million at March 31, 2004, reflecting increased inventory in apparel, eyewear and electronics to support their growth and expanded company-owned retail store operations. Accounts receivable totaled $95.1 million at March 31, 2005, compared with $102.8 million at December 31, 2004 and $88.0 million at March 31, 2004. Accounts receivable days sales outstanding (DSO) improved to 60 at March 31, 2005 compared with 62 at March 31, 2004.

2005 Guidance

The economies and retail environments in many of Oakley's key global markets, coupled with the company's heavy reliance on "at-once" orders from retailers to replenish sunglass inventory sold to consumers, provides a challenging backdrop against which to forecast. As a result, sudden, unexpected changes in the relative strength of the retail environment complicate management's attempts to accurately assess future order and sales trends. The company believes that its new electronics category and increased sales to the U.S. military will be significant contributors to its 2005 performance. However, Oakley's relative inexperience in the electronics market, public acceptance of new products and variables relating to military procurement all contribute to the difficulty in accurately forecasting future performance. Finally, because Oakley is an integrated manufacturer of its sunglass products, a small variance in sunglass sales volume has a relatively large impact on gross margins and net income due to the fixed-cost nature of the company's manufacturing operations.

The company's revised guidance for 2005 calls for full-year net sales growth toward the top end of its previous guidance of 10 to 15 percent. This revised guidance assumes a high single-digit increase in sunglass sales, combined with an approximate 20 to 25 percent increase in the company's newer category sales. It also reflects management's current plans to continue the expansion of its own retail locations at an accelerated pace compared to that of 2004. The company expects its tax rate for 2005 to be approximately 34 percent. Accordingly, the company now expects full year earnings growth over 2004 to be in the high end of an increased range of 15 to 20 percent.

Stock Repurchase Program

During the first quarter of 2005, the company purchased 355,100 shares of its common stock at an average price of $13.32 under its previously authorized $20 million stock repurchase program. Since this authorization, the company has repurchased a total of 1,700,000 shares for $19.3 million at an average share price of approximately $11.35.

On March 15, 2005, the company announced that the board of directors had authorized an additional $20 million stock repurchase program. The company intends to conclude the current repurchase program and commence the newly authorized repurchase program should the right market conditions exist.

Reclassification of Certain Previously Reported Items

In connection with the company's release of preliminary financial results for the fourth quarter of 2004, the company determined that it should reclassify to net sales certain shipping and handling fees charged to customers from their original treatment as a contra-expense in shipping and warehousing expenses. All first quarter 2004 information referred to in this release reflects this reclassification. The reclassified shipping and handling fees have not been allocated to any specific product category or customer in the company's sales detail. Similarly, freight costs related to such shipping operations have been reclassified from shipping and warehousing expense to cost of goods sold. These reclassifications had no impact on reported net income for 2004 or any prior period, but resulted in a small reduction in gross margin and a small reduction in the company's operating expense ratio for each period subject to the reclassification.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The Company believes that use of this financial measure allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance apparel and accessories, prescription eyewear, footwear, electronics and watches to consumers in more than 100 countries. Trailing-12-month net sales through March 31, 2005 totaled $598.6 million and generated net income of $44.7 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of OAKLEY THUMP(tm) and new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to integrate and operate acquisitions, the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company's operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
            (in thousands except per share data, unaudited)

                                              Three Months Ended
                                                   March 31,
                                               2005         2004

 Net sales                                  $ 141,795    $ 128,636
 Cost of goods sold                            64,168       60,922
  Gross profit                                 77,627       67,714

 Operating expenses:
  Research and development                      3,932        3,706
  Selling                                      41,128       37,112
  Shipping and warehousing                      4,289        4,356
  General and administrative                   17,193       15,788
   Total operating expenses                    66,542       60,962

 Operating income                              11,085        6,752
 Interest (income) expense, net                   (59)         353
 Income before provision for income taxes      11,144        6,399
 Provision for income taxes                     3,789        2,176
 Net income                                 $   7,355    $   4,223

 Basic net income per share                 $    0.11    $    0.06
 Basic weighted average shares                 67,712       68,093

 Diluted net income per share               $    0.11    $    0.06
 Diluted weighted average shares               68,581       69,008

                                               Three Months Ended
                                                    March 31,
                                            -------------------------
                                              2005             2004
                                            --------         --------
                                              (dollars in thousands)
 Reconciliation of Non-GAAP financial
  measures to equivalent GAAP measures:
 Gross sales                                $150,085         $134,299
 Discounts and returns                         8,290            5,663
                                            --------         --------
 Net sales                                  $141,795         $128,636

                                               Three Months Ended
                                                    March 31,
                                            -------------------------
                                              2005             2004
                                            --------         --------
                                              (dollars in thousands)
 Other operating data:
 Sunglasses:
     Units                                   903,923          862,771
     Gross sales                            $ 68,729         $ 63,963

 Net sales:
     Domestic                               $ 67,029         $ 61,580
     International                          $ 74,766         $ 67,056

 Backlog                                    $ 85,634         $ 76,034

 Selected balance sheet data:
 (dollars in thousands)
                                  March 31,   December 31,  March 31,
                                    2005         2004         2004
                                  --------     --------     --------
                                (unaudited)                (unaudited)

 Cash and cash equivalents        $ 37,466     $ 51,738     $ 33,404
 Accounts receivable less
  allowance for doubtful
  accounts                          95,115      102,817       88,002
 Inventories                       120,987      115,061      104,325
 Accounts payable, accrued
  liabilities and income
  tax payable                       65,319       77,934       68,593
 Total debt                         23,653       30,248       28,041

CONTACT:
Editorial contacts:
Oakley, Inc.
Lance Allega, Director of Investor Relations
949/672-6985
lallega@oakley.com

PondelWilkinson Parham
Ron Parham, Investor Relations Counsel
503/924-1186
rparham@pondel.com